     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SHAMAN PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            2834                           94-3095806
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (415) 952-7070
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 LISA A. CONTE
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                          SHAMAN PHARMACEUTICALS, INC.
                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (415) 952-7070
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            J. STEPHAN DOLEZALEK, ESQ.                            BRIAN W. PUSCH, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                     LAW OFFICES OF BRIAN W PUSCH
               TWO EMBARCADERO PLACE                                 PENTHOUSE SUITE
                  2200 GENG ROAD                                   29 WEST 57TH STREET
                PALO ALTO, CA 94301                                NEW YORK, NY 10019
                  (415) 424-0160                                     (212) 980-0408

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE         AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share.............  2,300,000 shares        $5.46875           $12,578,125         $3,811.55
===========================================================================================================

(1) Includes (i) up to 1,985,000 shares of Common Stock to be issued upon conversion of the Company's Senior Convertible Notes due 2000 (the "Notes"),
    (ii) up to 315,000 shares of Common Stock to be issued and paid in lieu of cash, at the Company's option, as interest on the Notes, and (iii) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the Notes by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2) The price of $5.46875 per share, which was the average of the high and low bid prices of the Common Stock reported by The Nasdaq Stock Market on July 17, 1997, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JULY 23, 1997
PROSPECTUS
                                2,300,000 SHARES

                          SHAMAN PHARMACEUTICALS, INC.

                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of (i) a maximum of 2,300,000 shares (collectively, the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), of Shaman Pharmaceuticals, Inc. (the "Company") consisting of: (a) up to 1,985,000 shares of Common Stock to be issued from time to time to the Selling Stockholders upon
conversion of the Company's Senior Subordinated Convertible Notes due August   ,
2000 (the "Notes") and (b) up to 315,000 shares of Common Stock to be issued and paid in lieu of cash, at the Company's option, as interest on the Notes and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes. All of the Shares may be offered by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Notes and the Common Stock to be issuable upon conversion thereof have been and will be issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. See "Recent Developments," "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares will be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "SHMN." On July 21, 1997, the last sale price for the Common Stock as quoted on The Nasdaq National Market was $5.6875 per share.
                            ------------------------

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 5.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY   , 1997

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. The Company's Common Stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-21022) with the Commission are hereby incorporated herein by reference:
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended; (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (c) Definitive Proxy Statement dated April 23, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders; and (d) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A, as amended, filed with the Commission on December 18, 1992, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Shaman Pharmaceuticals, Inc., 213 East Grand Avenue, South San Francisco, California 94080-4812, telephone (415) 952-7070, facsimile (415) 873-8367, Attn: Vice President, Corporate Communications.
                            ------------------------

     Provir(TM) and the Company's stylized logo are trademarks of the Company. Shaman Pharmaceuticals(R) and Virend(R) are registered U.S. trademarks of the Company.
                            ------------------------

                                  THE COMPANY

     The following information is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere herein or incorporated by reference in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

     Shaman is a leader in the identification and development of novel pharmaceutical products for the treatment of human diseases through the isolation and optimization of active compounds found in tropical plants. The Company believes that by focusing on drugs extracted from plants with a long history of medicinal use, its drug discovery efforts will be quicker and more likely to lead to safe and effective pharmaceuticals. Shaman has human clinical trials under way for its three lead product candidates: Provir, Virend and nikkomycin Z. Shaman has completed Phase II trials showing preliminary efficacy for Provir for the treatment of watery diarrhea and Virend for the treatment of recurrent genital herpes. An additional dose-optimizing Phase II trial, an AIDS-related diarrhea Phase II trial for Provir and an additional trial using Virend in combination with oral acyclovir commenced in the first quarter of 1997. Provir is an oral drug which acts as a specific inhibitor of fluid loss via an antisecretory mechanism, and Virend is a topical agent which acts by an antiviral mechanism of action; both products incorporate the same active drug substance, SP-303. In addition, nikkomycin Z, an orally-active, in-licensed product for the treatment of endemic mycoses and other systemic fungal infections, is currently in Phase I trials in the U.K., and the Company expects to file an IND in the United States with respect thereto in 1997. Shaman's research and preclinical development is principally focused on the identification and optimization of compounds to treat Type II (adult onset or non-insulin dependent) diabetes, an effort that has led to the identification of 15 chemically distinct, orally-active compounds which have demonstrated glucose lowering effects in preclinical testing. Significant funding, as well as milestone payments for this program, are provided through collaborations with Lipha, Lyonnaise Industrielle Pharmaceutique s.a., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany ("Lipha/Merck"), and Ono Pharmaceutical Co., Ltd. ("Ono").

RECENT DEVELOPMENTS

     The Shares being registered represent shares underlying $10,400,000 of the Notes being issued by the Registrant pursuant to and in connection with the several Note Purchase Agreements dated as of June 30, 1997. The Notes are to be sold at par, will mature in August 2000, and will bear interest at a rate of 5.5% per annum. Interest on the Notes, which is payable in arrears on the first day of each November, February, May and August, may be paid in Common Stock or in cash at the option of the Registrant. The Notes are convertible into Common Stock of the Registrant as follows: (i) until November 7, 1997, the Notes are convertible at the lowest trading price of the Common Stock during a specified measurement period prior to each conversion, but in no event less than $5.50 per share, (ii) thereafter the Notes are convertible at 90% of such trading price during such measurement period prior to each conversion. The maximum number of shares into which the Notes shall become convertible is limited at 19.9% of the outstanding shares of Common Stock on July 9, 1997, with any excess to be redeemed by the Registrant. The Registrant has the right, 18 months after the date of issuance of the Notes, to redeem the then outstanding Notes for 130% of the then outstanding principal balance on each Note plus accrued interest.

     At the date of issuance of the Notes, an allocation of a portion of the proceeds of the Notes equal to the intrinsic value of the conversion feature that is "in the money" will be reflected as a non-cash charge to interest expense. Such charge will be reflected in the year ended December 31, 1997. The Company believes this accounting treatment is consistent with that required by the Commission.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the shares of Common Stock offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.

     Early Stage of Development; Technological Uncertainty. Shaman has not yet completed the development of any products. The Company's products will require significant additional clinical testing and investment prior to commercialization. Products for therapeutic use in human healthcare must be evaluated in extensive human clinical trials to determine their safety and efficacy as part of a lengthy process to obtain government approval. The Company's Provir, Virend and nikkomycin Z products are each in clinical development. Positive results for any of these products in a clinical trial do not necessarily assure that positive results will be obtained in future clinical trials or that government approval to commercialize the products will be obtained. Clinical trials may be terminated at any time for many reasons, including toxicity or adverse event reporting. The Company's diabetes compounds have not entered clinical trials. There can be no assurance that any of the Company's products will be successfully developed, enter into human clinical trials, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed or that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend product development. Failure of any of the Company's products to be commercialized could have a material adverse effect on the Company's business, financial condition and results of operations.

     History of Operating Losses; Products Still in Development; Future Profitability Uncertain. Shaman was incorporated in 1989 and has experienced significant operating losses in each of its fiscal years since operations began. As of March 31, 1997, the Company's accumulated deficit was approximately $88.6 million. The Company has not generated any product revenues and expects to incur substantial operating losses over the next several years. All of Shaman's products and compounds are in research and development, which require substantial expenditures of funds. In order to generate revenues or profits, the Company, alone or with others, must successfully develop, test, obtain regulatory approval for and market its potential products. No assurance can be given that Shaman's product development efforts will be successful, that required regulatory approvals will be obtained, or that the products, if developed and introduced, will be successfully marketed or will achieve market acceptance.

     No Assurance of Successful Product Development. The Company's research and development programs are at various stages of development, ranging from the research stage to clinical trials. Substantial additional research and development will be necessary in order for the Company to move its diabetes product candidates into clinical testing, and there can be no assurance that any of the Company's research and development efforts on these or other potential products, including Provir, Virend and nikkomycin Z, will lead to development of products that are shown to be safe and effective in clinical trials. In addition, there can be no assurance that any such products will meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. The Company may find, at any stage of this complex product development process, that products that appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials and do not receive regulatory approvals. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. In addition, there can be no assurance that the Company's testing and development schedules will be met. Any failure to meet such schedules could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's clinical trials may be delayed by many factors, including, but not limited to, slower than anticipated patient enrollment, difficulty in finding a sufficient number of patients fitting the appropriate trial profile or in the acquisition of sufficient supplies of clinical trial materials or adverse events occurring during the clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds to conduct the development and testing of its potential products and to manufacture and market any products that may be developed. The Company's future capital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing collaborative and licensing relationships, the ability of the Company to establish additional collaborative relationships for the manufacture and marketing of its potential products, and the purchase of additional capital equipment. The Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through public or private financings, collaborative arrangements or from other sources. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. There can be no assurance that additional financing will be available on acceptable terms or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research, discovery or development programs, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainties Associated with Clinical Trials. Shaman has conducted, and plans to continue to conduct, extensive and costly clinical trials to assess the safety and efficacy of its potential products. The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of completion and approval of trial protocols, the availability of funds for trials and the rate of patient enrollment. Patient enrollment is a function of many factors, including the nature of the Company's clinical trial protocols, existence of competing protocols, size of patient population, proximity of patients to clinical sites and eligibility criteria for the study. Delays in patient enrollment will result in increased costs and delays, which could have a material adverse effect on the Company's ability to timely complete clinical trials. The Company cannot assure that patients enrolled in its clinical trials will respond to the Company's product candidates. Setbacks are to be expected in conducting human clinical trials. Failure to comply with the U.S. Food and Drug Administration ("FDA") regulations applicable to such testing can result in delay, suspension or cancellation of such testing, and/or refusal by the FDA to accept the results of such testing. One of the Company's clinical trials for nikkomycin Z is being conducted in the United Kingdom not pursuant to an Investigational New Drug application ("IND") filed with the FDA. Accordingly, the data collected from such trial may not be accepted by the FDA, and for this or other reasons, the Company may need to conduct additional Phase I trials pursuant to an IND filed with the FDA. In addition, the FDA or the Company may suspend clinical trials at any time if either of them concludes that any patients participating in any such trial are being exposed to unacceptable health risks. Further, there can be no assurance that human clinical testing will demonstrate that any current or future product candidate is safe or effective or that data derived from any such study will be suitable for submission to the FDA or other regulatory authorities. Failure of the Company's clinical trials to demonstrate safety or efficacy in humans could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Collaborative Relationships. The Company's research and development efforts in its diabetes program and, to a lesser extent, in its other programs, is dependent upon its arrangements with Lipha/Merck and Ono and the compliance of such partners with the terms and conditions of such collaborative agreements including, without limitation, providing funding for research and development efforts and the achievement of milestones and assisting the Company in its research and development efforts. These partners may develop products that may compete with those of the Company. The amount and timing of resources they allocate to these programs is not within the Company's control. There can be no assurance that these partners will perform their obligations as expected or that any significant revenues will ultimately be derived from such agreements. The Company's agreement with Ono may be terminated in the event Ono determines further development of compounds is not warranted, provided certain other conditions are met, and the Lipha/Merck agreement may be terminated in September 1998 if no compound discovered under the collaboration has entered human clinical trials. Termination of either agreement is subject to certain surviving obligations. If one or more such partners elected to terminate their relationships with the Company, or if the Company or its partners fail to achieve targeted milestones, it could have a material adverse effect on the Company's ability to fund such programs, or to develop any products on a collaborative basis with such partners.

     Rapid Technological Change and Substantial Competition. The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies and universities is intense. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or that the Company will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products developed by the Company. These competing products may be more effective and less costly than the products developed by the Company. In addition, other forms of medical treatment may offer competition to the Company's products. The development of competing compounds could have a material adverse effect on the Company's business, financial condition or results of operations.

     Government Regulation; No Assurance of Regulatory Approvals. All new drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and comparable agencies in state and local jurisdictions and in foreign countries. These authorities impose substantial requirements upon the preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. The steps required before a drug may be approved for marketing in the United States generally include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND for human clinical testing, (iii) adequate and well controlled human clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of a New Drug Application ("NDA") and (v) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is made to assess compliance with current Good Manufacturing Practices ("cGMP"). Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Any delay or failure in obtaining regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operation.

     Among the conditions for FDA approval of a pharmaceutical product is the requirement that the manufacturer's (either the Company's own or a third-party manufacturer) quality control and manufacturing procedures conform to current cGMP, which must be followed at all times. The FDA strictly enforces cGMP requirements through periodic unannounced inspections. There can be no assurance that the FDA will determine that the facilities and manufacturing procedures of the Company or any third-party manufacturer of the Company's planned products will conform to cGMP requirements. Additionally, the Company or its third-party manufacturer must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of a product from the market.

     The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of healthcare costs in the United States could result in new government regulations which could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

     Dependence on Sources of Supply. The Company currently imports all of the plant materials from which its products are derived from countries in North, Central and South America, Africa and Southeast Asia. To the extent that its products cannot be economically synthesized or otherwise produced, the Company will continue to be dependent upon a supply of raw plant material. The Company does not have formal agreements in place with all of its suppliers. In addition, a continued source of plant supply is subject to the risks inherent in international trade. These risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing foreign operations, political instability and potentially adverse tax consequences. Interruptions in supply or material increases in the cost of supply could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, tropical rain forests, and certain irreplaceable plant resources therein, are currently threatened with destruction. In the event portions of the rain forests are destroyed which contain the source material from which Shaman's current or future products are derived, such destruction could have a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Manufacturing and Marketing Experience and Capacity. The Company currently produces products only in quantities necessary for clinical trials and does not have the staff or facilities necessary to manufacture products in commercial quantities. As a result, the Company must rely on collaborative partners or third-party manufacturing facilities, which may not be available on commercially acceptable terms adequate for Shaman's long-term needs. If the Company should encounter delays or difficulties in establishing relationships with qualified manufacturers to produce, package and distribute its finished products, clinical trials, regulatory filings, market introduction and subsequent sales of such products could be adversely affected.

     Contract manufacturers must adhere to cGMP regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve an NDA. Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. There can be no assurance that the FDA or other regulatory agencies will approve the process or the facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. Should the Company be required to manufacture products itself, the Company will be subject to the regulatory requirements described above, to similar risks regarding delays or difficulties encountered in manufacturing any such products and will require substantial additional capital. There can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner.

     The Company currently has no marketing or sales staff. To the extent that the Company does not or is unable to enter into co-promotion agreements or to arrange for third party distribution of its products, significant additional resources will be required to develop a marketing and sales force. There can be no assurance that the Company will be able to enter into collaborative agreements or establish a marketing and sales force.

     Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in large part on its ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. Competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. There can be no assurance that the Company's patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any issued patents will provide the Company with adequate protection for its inventions or will not be challenged by others, or that the patents of others will not impair the ability of the Company to commercialize its products. The patent position of firms in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical patents. There can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around any patents of the Company.

     A number of pharmaceutical companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications.

     In the United States, on December 16, 1996, the Patent and Trademark Office declared an Interference between the Company's issued patent covering SP-303, its specific proanthocyanidin polymer composition, and a United States application corresponding to a granted European patent of Leon Cariel and the Institut des Substances Vegetales by Daniel Jean and Leon Cariel. The Interference is to determine who is the first inventor of the subject matter of one claim of the Company's patent and one claim of the third party Cariel et al. patent application under the U.S. patent laws. The party Cariel et al. has recently filed a Motion conceding priority of invention of the subject matter at issue in the Interference to the Company and, on July 14, 1997, the Patent and Trademark Office terminated the Interference by adverse judgment against the party Cariel et al. and favorable judgment to the Company's patent.

     Additionally, in connection with the Interference proceeding, the Company has had an opportunity to review the claims and file history of the Daniel Jean and Leon Cariel patent application which, under U.S. patent law, are kept confidential. One broad claim, in particular, of the Daniel Jean and Leon Cariel patent application, which was not involved in the Interference proceeding and which has been indicated to be allowable, covers a large variety of proanthocyanidin polymers. Based on opinion of counsel, the Company believes that this broad claim is subject to attack as invalid in view of prior art. In addition, based on opinion of counsel regarding inequitable conduct, uncovered during the Interference proceeding by Daniel Jean and Leon Cariel in connection with prosecution of their patent application, the Company believes that this broad claim is subject to attack as unenforceable. Based on knowledge of the Company's specific proanthocyanidin polymer composition, the Company believes that the manufacture, use or sale of its specific proanthocyanidin polymer composition would not constitute infringement of this broad claim, once it issues. There can be no assurance, however, that the Company would prevail should an action for infringement of such claim be commenced.

     In addition, if patents that cover the Company's activities have been or are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost, or at all, or be able to develop or obtain alternative technology. If the Company does not obtain such licenses, it could encounter delays or be precluded from introducing products to the market. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or to protect trade secrets or know-how owned by the Company. Additional interference proceedings may be desired or necessary to determine issues of invention; such litigation and/or interference proceedings could result in substantial cost to and diversion of effort by, and may have a material adverse effect on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful.

     In countries foreign to the United States, the European Patent Office, the French Patent Office and the German Patent Office, as well as the Australian Patent Office, have each granted a patent containing broad claims to proanthocyanidin polymer compositions (and methods of use of such compositions), which are similar to the Company's specific proanthocyanidin polymer composition, to Leon Cariel and the Institut des Substances Vegetales. The effective filing date of these patents is prior to the effective filing date of the Company's foreign filed pending patent application in Europe. The Company has instituted an Opposition in the European Patent Office against the granted European Patent No. 472531 owned by Leon Cariel and Institut des Substances Vegetales. Based on opinions of foreign counsel, the Company believes that the granted claims are invalid and intends to vigorously prosecute the Opposition. There can be no assurances that the Company will be successful in having the granted European patent revoked or the claims sufficiently narrowed so as not to potentially cover the Company's proanthocyanidin polymer composition and methods of use. There can be no assurance that Leon Cariel and the Institut des Substances Vegetales will not assert claims relating to this patent against the Company. There can be no assurance that the Company would be able to obtain a license to this patent at all or at reasonable cost, or be able to develop or obtain alternative technology to use in Europe or elsewhere.

     The Company's competitive position is also dependent upon unpatented trade secrets. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes also may arise as to the rights in related or resulting know-how and inventions.

     Uncertainty of Product Pricing, Reimbursement and Related Matters. The Company's business may be materially adversely affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets, the pricing or profitability of healthcare products is subject to government control. In the United States, there have been, and the Company expects there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the announcement of such proposals or reforms could have a material adverse effect on the Company's ability to raise capital or form collaborations, and the adoption of such proposals or reforms could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, in both the United States and elsewhere, sales of healthcare products are dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that reimbursement from third party payors will be available or will be sufficient to allow the Company to sell its products on a competitive or profitable basis.

     Possible Volatility of Stock Price. From time to time, the stock market has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. In addition, the market price of the Company's Common Stock, like the stock prices of many publicly traded biotechnology and smaller pharmaceutical companies, has been and may continue to be highly volatile. Announcements of technological innovations, regulatory matters or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of Shaman's Common Stock.

     Environmental Regulation. In connection with its research and development activities and manufacturing of clinical trial materials, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although the Company believes that it has complied with these laws and regulations in all material respects and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could exceed the resources of the Company.

     Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaws Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Board of Directors has the authority to issue up to 600,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

     Product Liability Exposure; Limited Insurance Coverage. The Company's business exposes it to potential product liability risks which are inherent in the development, testing, manufacture, marketing and sale of pharmaceutical products. Product liability insurance for the pharmaceutical industry generally is expensive. There can be no assurance that the Company's present product liability insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops its products, and no assurance can be given that adequate insurance coverage against all potential claims will be available in sufficient amounts or at a reasonable cost.

     Limitation of Liability and Indemnification. The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     Dependence on Key Personnel. The Company's ability to maintain its competitive position depends in part upon the continued contributions of its key senior management. The Company's future performance also depends on its ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract, assimilate or retain other highly qualified technical and management personnel in the future. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon (i) the conversion of $10,400,000 aggregate principal amount of the Notes, which were acquired by them from the Company in a private placement transaction pursuant to those certain Note Purchase Agreements, dated as of June 30, 1997 (the "Agreements"), and pursuant to an Engagement Agreement, dated April 17, 1997, as amended on June 30, 1997, between the Company and Diaz & Altschul Capital, LLC, as placement agent, and (ii) the payment by the Company of interest on the Notes in the form of Common Stock in lieu of cash, at the Company's option. This Prospectus covers the resale by the Selling Stockholders of up to 2,300,000 Shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes. See "Recent Developments."

     Each Selling Stockholder that is party to an Agreement represented to the Company that it will acquire the Shares for investment and with no present intention of distributing the Shares. In lieu of granting the Selling Stockholders demand registration rights, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on The Nasdaq National Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

     The Company has agreed to register a specified number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Notes pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms as part. Such number also does not include such presently indeterminate number of shares as may be issued to the Selling Stockholders in payment of interest on the Notes, at the option of the Company, in lieu of cash interest.

     The Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                                           OWNERSHIP
                                                                       NUMBER OF       AFTER OFFERING(1)
                                                  NUMBER OF             SHARES       ---------------------
                NAMES OF                        SHARES OWNED             BEING       NUMBER OF
          SELLING STOCKHOLDERS             PRIOR TO OFFERING(1)(2)     OFFERED(3)     SHARES       PERCENT
-----------------------------------------  -----------------------     ---------     ---------     -------
Delta Opportunity Fund, Ltd.(4)(6).......          590,909              590,909          0            0%
Nelson Partners(5).......................          295,455              295,455          0            0%
Olympus Securities, Ltd.(5)..............          295,455              295,455          0            0%
Omicron Partners, LP.....................          454,545              454,545          0            0%
OTA Limited Partnership(6)...............          109,091              109,091          0            0%
Overbrook Fund I, LLC(6)(7)..............           72,727               72,727          0            0%
Diaz & Altschul Capital, LLC(4)(6).......           72,727               72,727          0            0%

---------------

 (1) Percentage of beneficial ownership is calculated assuming 17,531,029 shares of Common Stock were outstanding as of June 30, 1997. Beneficial ownership is determined in accordance with the rules of the

     Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Pursuant to the terms of the Notes, no Selling Stockholder can convert any portion of such Selling Stockholder's Notes if such conversion would increase such Selling Stockholder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Notes) to in excess of 4.9%. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

 (2) Represents the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed conversion price of $5.50 with respect to the face value of the Notes, based upon certain conversion provisions of the Notes (which price could fluctuate from time to time on and after November 8, 1997 based on changes in the market price of the Common Stock).

 (3) Represents the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed conversion price of $5.50 with respect to the face value of the Notes, based upon certain conversion provisions of the Notes (which price could fluctuate from time to time on and after November 8, 1997 based on changes in the market price of the Common Stock). Does not include up to 315,000 shares of Common Stock which may be issued and paid in lieu of cash, at the Company's option, as interest on the Notes. This Prospectus also covers the resale of such presently indeterminate number of additional Shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes.

 (4) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&A Advisors"), serves as investment advisor to Delta Opportunity Fund, Ltd. ("Delta"), and may be deemed to share beneficial ownership of the Shares beneficially owned by Delta by reason of shared power to dispose of the Shares beneficially owned by Delta. D&A Advisors and Diaz & Altschul Capital, LLC ("D&A Capital") are under common control with Diaz & Altschul Group, LLC ("D&A Group"). D&A Advisors and D&A Group disclaim beneficial ownership of the Shares beneficially owned by such Selling Stockholder.

 (5) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson"), and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.

 (6) OTA Limited Partnership ("OTA") serves as a trading consultant to Delta, Overbrook Fund I, LLC ("Overbrook") and D&A Capital and may be deemed to share beneficial ownership of the Shares beneficially owned by such Selling Stockholders by reason of shared power to dispose of the Shares beneficially owned by such Selling Stockholders. OTA disclaims beneficial ownership of such Shares.

 (7) Mr. Arthur G. Altschul, Jr., a managing member of D&A Group, also serves as the managing member of Overbrook. Mr. Altschul may be deemed to share beneficial ownership of all Shares beneficially owned by Overbrook by reason of the power to dispose of the Shares beneficially owned by Overbrook. Mr. Altschul disclaims such beneficial ownership.

                                PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of Selling Stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

     The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     4
Risk Factors..........................     5
Selling Stockholders..................    13
Plan of Distribution..................    14
Legal Matters.........................    16
Experts...............................    16

             ======================================================
             ======================================================

                                2,300,000 SHARES

                                     SHAMAN
                                PHARMACEUTICALS,
                                      INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                 JULY   , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and The Nasdaq National Market listing fee.

            SEC registration fee....................................  $  3,811.55
            NNM listing fees........................................    17,500.00
            Accounting fees and expenses............................    10,000.00
            Legal fees and expenses.................................   137,500.00
            Printing and engraving expenses.........................    25,000.00
            Miscellaneous fees and expenses.........................     5,000.00
                                                                       ----------
                      Total.........................................  $198,811.55
                                                                       ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a) Exhibits

       EXHIBIT
       NUMBER                                       DESCRIPTION
    -------------     -----------------------------------------------------------------------
     3.1*             Restated Certificate of Incorporation, as filed with the Delaware
                      Secretary of State on June 3, 1997.
     3.2(9)           Amended and Restated By-Laws, as amended March 29, 1996.
     4.1(9)           Certificate of Designation of Preferences of Series A Preferred Stock
                      of the Registrant, as filed with the Delaware Secretary of State on
                      July 27, 1996.
     5.1*             Opinion of Brobeck, Phleger & Harrison LLP.
    10.1(1)(13)       1990 Stock Option Plan, as amended.
    10.2(1)(13)       401(k) Plan.
    10.3(1)(13)       Form of Stock Purchase Agreement.
    10.4(1)           Form of Confidentiality Agreement-Employees & Consultants.
    10.5(1)           Form of Confidentiality Agreement-Strategic Planning.
    10.6(1)           Form of Indemnification Agreement.
    10.7(1)(13)       Form of Employment Agreement.
    10.8(1)           Form of Agreement with Scientific Strategy Team Members.
    10.9(1)           Form of Proprietary Information and Inventions Agreement-Employees.
    10.10(1)          Form of Proprietary Information and Inventions Agreement-Consultants.
    10.11(1)          Letter Agreements dated December 8, 1989, May 30, 1990, June 21, 1990,
                      August 24, 1990 and July 22, 1991, between Shaman and National
                      Institute of Allergy and Infectious Diseases.
    10.12(1)(12)      License Agreement dated February 8, 1990, between Shaman and Dr.
                      Michael Tempesta.
    10.13(1)(13)      Stock Purchase Agreement dated June 15, 1990, between Shaman and Lisa
                      A. Conte.
    10.14(1)          Master Equipment Lease Agreement dated September 28, 1990, between
                      Shaman and MMC/GATX Partnership No. I, with related schedules.
    10.15(1)          Series B Preferred Stock Warrants dated September 28, 1990 and June 28,
                      1991, issued to MMC/GATX Partnership No. I.
    10.16(1)(12)      License Agreement dated December 5, 1990, as amended January 19, 1992, between Shaman and the University of British Columbia.
    10.17(1)          Master Equipment Lease Agreement dated December 26, 1990, between
                      Shaman and Lease Management Services, Inc.
    10.18(1)          Master Equipment Lease Agreement dated April 22, 1991, between Shaman and Industrial Way I Limited Partnership.
    10.19(1)(12)      Contract Services Agreement dated May 23, 1991, February 1, 1992,
                      February 4, 1992, September 23, 1992 and October 30, 1992, between
                      Shaman and New Drug Services, Inc.

       EXHIBIT
       NUMBER                                       DESCRIPTION
    -------------     -----------------------------------------------------------------------
    10.20(1)(12)      License Agreement dated September 25, 1991, between Shaman and Inverni della Beffa SpA.
    10.21(1)(12)      Manufacturing Agreement dated September 25, 1991 between Shaman and
                      Indena SpA.
    10.22(1)(12)      Master Clinical Trial Agreement dated September 30, 1991 between Shaman and International Drug Registration, Inc.
    10.23(1)          Series D Preferred Stock Warrant dated February 3, 1992, issued to
                      MMC/GATX Partnership No. I.
    10.24(1)(12)      Supply Agreement dated June 1, 1992.
    10.25(1)(12)      Supply Agreement dated June 1, 1992.
    10.26(2)          Screening Agreement dated August 31, 1992, as amended June 2, 1993, between Shaman and Merck Research Laboratories.
    10.27(1)(12)      Agreement dated October 16, 1992, between Shaman and International
                      Medical Technical Consultants, Inc.
    10.28(5)(12)      Research Agreement dated October 21, 1992, as amended April 27, 1994, between Shaman and Eli Lilly and Company.
    10.29(1)          Registration Rights Agreement dated October 22, 1992, as amended
                      December 14, 1992, between Shaman and certain holders of preferred stock of Shaman.
    10.30(1)          Industrial Lease Agreement dated January 1, 1993, between Shaman and
                      Grand/Roebling Investment Company.
    10.31(1)          Three Party Agreement dated as of January 1, 1993, by and among Berlex
                      Laboratories, Inc., Shaman and Grand/Roebling Investment Company.
    10.32(2)(12)      Letter Agreement dated March 1, 1993, between Shaman and Lederle-Praxis
                      Biologicals, Division of American Cynamide Corporation.
    10.33(4)          Contract Service Agreements dated May 10, 1993, between Shaman and R.C.
                      Benson & Sons, Inc.
    10.34(4)(12)      Clinical Trial Agreement dated July 21, 1993, between Shaman and the
                      University of Rochester.
    10.35(4)(12)      Letter Agreement dated August 24, 1993, between Shaman and University of Michigan.
    10.36(4)(12)      Laboratory Services Agreement dated September 1, 1993, between Shaman and Hazelton Washington, Inc.
    10.37(4)          Loan and Security Agreement dated September 27, 1993, between Shaman and Household Commercial of California.
    10.38(4)          Master Equipment Lease Agreement dated September 30, 1993, between
                      Shaman and MMC/GATX Partnership No. I, with related schedules.
    10.39(4)          Common Stock Warrant dated September 30, 1993, issued to MMC/GATX
                      Partnership No. I.
    10.40(4)          Common Stock Warrant dated October 5, 1993, issued to Meier Mitchell &
                      Co.
    10.41(6)(12)      Joint Research and Product Development Agreement, dated May 24, 1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant.
    10.41(a)(10)      Amendment Agreement, dated December 4, 1996, to the Joint Research and
                      Product Development Agreement by and between Ono Pharmaceutical Co.,
                      Ltd. and Registrant.

       EXHIBIT
       NUMBER                                       DESCRIPTION
    -------------     -----------------------------------------------------------------------
    10.42(6)(12)      License Agreement, dated June 8, 1995, by and between Bayer AG and
                      Registrant.
    10.43(7)(12)      Development Agreement, dated January 11, 1996, by and between Abbott
                      Laboratories and Registrant.
    10.44(7)          Loan Agreement, dated October 20, 1995, by and between The Daiwa Bank,
                      Limited and Registrant.
    10.45(7)          Assignment and Assumption, dated February 2, 1996, between The Daiwa
                      Bank, Limited and The Sumitomo Bank, Limited.
    10.46(8)          Letter dated March 29, 1996 from The Sumitomo Bank, Limited to the
                      Registrant amending the Loan Agreement dated October 20, 1995.
    10.47(9)(12)      Subscription Agreement dated July 25, 1996 by and between the
                      Registrant and Fletcher International Limited.
    10.48(10)(12)     Joint Research and Product Development and Commercialization Agreement
                      dated September 23, 1996, by and between Lipha, Lyonnaise Industrielle
                      Pharmaceutique s.a. and the Registrant.
    10.49(10)(12)     Stock Purchase Agreement dated September 23, 1996, by and between
                      Lipha, Lyonnaise Industrielle Pharmaceutique s.a. and the Registrant.
    10.50(11)(13)     Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
                      Restated on February 14, 1997).
    10.51(3)(13)      Form of Notice of Grant with Stock Option Agreement.
    10.52(3)(13)      Form of Addendum to Stock Option Agreement (Special Tax Elections).
    10.53(3)(13)      Form of Addendum to Stock Option Agreement (Limited Stock Appreciation
                      Rights).
    10.54(11)(13)     Form of Non-Employee Director Automatic Stock Option Agreement.
    10.55*            Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant.
    10.56*+           Amended and Restated Masopracol License Agreement, dated as of April
                        , 1997, by and between Access Pharmaceuticals, Inc. and the
                      Registrant.
    10.57*            Loan and Security Agreement, dated as of May 7, 1997, between MMC/GATX
                      Partnership I and Registrant.
    10.57A*           First Amendment to Loan and Security Agreement, dated as of June 30,
                      1997, by and between Registrant and MMC/GATX Partnership No. I.
    10.58*            Secured Promissory Note, dated May 16, 1997, issued in favor of
                      MMC/GATX Partnership No. I.
    10.59*            Warrant, granted May 7, 1997, in favor of MMC/GATX Partnership No. I.
    10.60*            Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership No. I and Registrant.
    10.61*            Engagement Agreement, dated April 17, 1997, by and between Registrant and Diaz & Altschul Capital, LLC.
    10.62*            Amendment to Engagement Agreement, dated June 30, 1997, by and between
                      Registrant and Diaz & Altschul Capital, LLC.
    10.63*            Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors.
    23.1*             Consent of Ernst & Young LLP, Independent Auditors.

       EXHIBIT
       NUMBER                                       DESCRIPTION
    -------------     -----------------------------------------------------------------------
    23.2*             Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
    24.1*             Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

---------------

  *  Filed herewith.

  + Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, pursuant to an application for confidential treatment.

 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.

 (2) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.

 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.

 (5) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.

 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

 (8) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.

(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.

(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.

(12) Confidential treatment has been granted with respect to certain portions of these agreements.

(13) Management contract or compensation plan.

     (b) Financial Statement Schedules

     No financial statement schedules are included because they are not required or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 22nd day of July, 1997.

                                          SHAMAN PHARMACEUTICALS, INC.

                                          By:       /s/ LISA A. CONTE
                                            ------------------------------------
                                            Lisa A. Conte
                                            President, Chief Executive Officer
                                              and
                                            Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Lisa A. Conte and G. Kirk Raab, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or hear name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

                    NAME                                     TITLE                     DATE
---------------------------------------------  ---------------------------------  --------------
              /s/ LISA A. CONTE                Director, President, Chief         July 22, 1997
---------------------------------------------    Executive Officer and Chief
                Lisa A. Conte                    Financial Officer (Principal
                                                 Executive and Financial
                                                 Officer)

              /s/ G. KIRK RAAB                 Chairman of the Board              July 22, 1997
---------------------------------------------
                G. Kirk Raab

         /s/ HERBERT H. MCDADE, JR.            Director                           July 22, 1997
---------------------------------------------
           Herbert H. McDade, Jr.

             /s/ M. DAVID TITUS                Director                           July 22, 1997
---------------------------------------------
               M. David Titus

              /s/ JOHN A. YOUNG                Director                           July 22, 1997
---------------------------------------------
                John A. Young

                               INDEX OF EXHIBITS

                                                                                     SEQUENTIALLY
   EXHIBIT                                                                             NUMBERED
    NUMBER                                  DESCRIPTION                                  PAGE
--------------  -------------------------------------------------------------------  ------------
3.1*            Restated Certificate of Incorporation, as filed with the Delaware
                Secretary of State on June 3, 1997.................................
3.2(9)          Amended and Restated By-Laws, as amended March 29, 1996............
4.1(9)          Certificate of Designation of Preferences of Series A Preferred
                Stock of the Registrant, as filed with the Delaware Secretary of
                State on July 27, 1996.............................................
5.1*            Opinion of Brobeck, Phleger & Harrison LLP.........................
10.1(1)(13)     1990 Stock Option Plan, as amended.................................
10.2(1)(13)     401(k) Plan........................................................
10.3(1)(13)     Form of Stock Purchase Agreement...................................
10.4(1)         Form of Confidentiality Agreement-Employees & Consultants..........
10.5(1)         Form of Confidentiality Agreement-Strategic Planning...............
10.6(1)         Form of Indemnification Agreement..................................
10.7(1)(13)     Form of Employment Agreement.......................................
10.8(1)         Form of Agreement with Scientific Strategy Team Members............
10.9(1)         Form of Proprietary Information and Inventions
                Agreement-Employees................................................
10.10(1)        Form of Proprietary Information and Inventions
                Agreement-Consultants..............................................
10.11(1)        Letter Agreements dated December 8, 1989, May 30, 1990, June 21,
                1990, August 24, 1990 and July 22, 1991, between Shaman and
                National Institute of Allergy and Infectious Diseases..............
10.12(1)(12)    License Agreement dated February 8, 1990, between Shaman and Dr.
                Michael Tempesta...................................................
10.13(1)(13)    Stock Purchase Agreement dated June 15, 1990, between Shaman and
                Lisa A. Conte......................................................
10.14(1)        Master Equipment Lease Agreement dated September 28, 1990, between
                Shaman and MMC/GATX Partnership No. I, with related schedules......
10.15(1)        Series B Preferred Stock Warrants dated September 28, 1990 and June
                28, 1991, issued to MMC/GATX Partnership No. I.....................
10.16(1)(12)    License Agreement dated December 5, 1990, as amended January 19,
                1992, between Shaman and the University of British Columbia........
10.17(1)        Master Equipment Lease Agreement dated December 26, 1990, between
                Shaman and Lease Management Services, Inc. ........................
10.18(1)        Master Equipment Lease Agreement dated April 22, 1991, between
                Shaman and Industrial Way I Limited Partnership....................
10.19(1)(12)    Contract Services Agreement dated May 23, 1991, February 1, 1992,
                February 4, 1992, September 23, 1992 and October 30, 1992, between
                Shaman and New Drug Services, Inc. ................................
10.20(1)(12)    License Agreement dated September 25, 1991, between Shaman and
                Inverni della Beffa SpA............................................
10.21(1)(12)    Manufacturing Agreement dated September 25, 1991 between Shaman and
                Indena SpA.........................................................
10.22(1)(12)    Master Clinical Trial Agreement dated September 30, 1991 between
                Shaman and International Drug Registration, Inc. ..................

                                                                                     SEQUENTIALLY
   EXHIBIT                                                                             NUMBERED
    NUMBER                                  DESCRIPTION                                  PAGE
--------------  -------------------------------------------------------------------  ------------
10.23(1)        Series D Preferred Stock Warrant dated February 3, 1992, issued to
                MMC/GATX Partnership No. I.........................................
10.24(1)(12)    Supply Agreement dated June 1, 1992................................
10.25(1)(12)    Supply Agreement dated June 1, 1992................................
10.26(2)        Screening Agreement dated August 31, 1992, as amended June 2, 1993, between Shaman and Merck Research Laboratories.....................
10.27(1)(12)    Agreement dated October 16, 1992, between Shaman and International
                Medical Technical Consultants, Inc. ...............................
10.28(5)(12)    Research Agreement dated October 21, 1992, as amended April 27,
                1994, between Shaman and Eli Lilly and Company.....................
10.29(1)        Registration Rights Agreement dated October 22, 1992, as amended
                December 14, 1992, between Shaman and certain holders of preferred stock of Shaman....................................................
10.30(1)        Industrial Lease Agreement dated January 1, 1993, between Shaman and Grand/Roebling Investment Company..............................
10.31(1)        Three Party Agreement dated as of January 1, 1993, by and among
                Berlex Laboratories, Inc., Shaman and Grand/Roebling Investment
                Company............................................................
10.32(2)(12)    Letter Agreement dated March 1, 1993, between Shaman and
                Lederle-Praxis Biologicals, Division of American Cynamide
                Corporation........................................................
10.33(4)        Contract Service Agreements dated May 10, 1993, between Shaman and
                R.C. Benson & Sons, Inc. ..........................................
10.34(4)(12)    Clinical Trial Agreement dated July 21, 1993, between Shaman and the University of Rochester........................................
10.35(4)(12)    Letter Agreement dated August 24, 1993, between Shaman and
                University of Michigan.............................................
10.36(4)(12)    Laboratory Services Agreement dated September 1, 1993, between
                Shaman and Hazelton Washington, Inc. ..............................
10.37(4)        Loan and Security Agreement dated September 27, 1993, between
                Shaman and Household Commercial of California......................
10.38(4)        Master Equipment Lease Agreement dated September 30, 1993, between
                Shaman and MMC/GATX Partnership No. I, with related schedules......
10.39(4)        Common Stock Warrant dated September 30, 1993, issued to MMC/GATX
                Partnership No. I..................................................
10.40(4)        Common Stock Warrant dated October 5, 1993, issued to Meier
                Mitchell & Co......................................................
10.41(6)(12)    Joint Research and Product Development Agreement, dated May 24,
                1995, by and between Ono Pharmaceutical Co., Ltd. and Registrant...
10.41(a)(10)    Amendment Agreement, dated December 4, 1996, to the Joint Research and Product Development Agreement by and between Ono Pharmaceutical
                Co., Ltd. and Registrant...........................................
10.42(6)(12)    License Agreement, dated June 8, 1995, by and between Bayer AG and
                Registrant.........................................................
10.43(7)(12)    Development Agreement, dated January 11, 1996, by and between
                Abbott Laboratories and Registrant.................................
10.44(7)        Loan Agreement, dated October 20, 1995, by and between The Daiwa
                Bank, Limited and Registrant.......................................

                                                                                     SEQUENTIALLY
   EXHIBIT                                                                             NUMBERED
    NUMBER                                  DESCRIPTION                                  PAGE
--------------  -------------------------------------------------------------------  ------------
10.45(7)        Assignment and Assumption, dated February 2, 1996, between The
                Daiwa Bank, Limited and The Sumitomo Bank, Limited.................
10.46(8)        Letter dated March 29, 1996 from The Sumitomo Bank, Limited to the
                Registrant amending the Loan Agreement dated October 20, 1995......
10.47(9)(12)    Subscription Agreement dated July 25, 1996 by and between the
                Registrant and Fletcher International Limited......................
10.48(10)(12)   Joint Research and Product Development and Commercialization
                Agreement dated September 23, 1996, by and between Lipha, Lyonnaise
                Industrielle Pharmaceutique s.a. and the Registrant................
10.49(10)(12)   Stock Purchase Agreement dated September 23, 1996, by and between
                Lipha, Lyonnaise Industrielle Pharmaceutique s.a. and the
                Registrant.........................................................
10.50(11)(13)   Shaman Pharmaceuticals, Inc. 1992 Stock Option Plan (as Amended and
                Restated on February 14, 1997).....................................
10.51(3)(13)    Form of Notice of Grant with Stock Option Agreement................
10.52(3)(13)    Form of Addendum to Stock Option Agreement (Special Tax
                Elections).........................................................
10.53(3)(13)    Form of Addendum to Stock Option Agreement (Limited Stock
                Appreciation Rights)...............................................
10.54(11)(13)   Form of Non-Employee Director Automatic Stock Option Agreement.....
10.55*          Masopracol License Agreement, dated as of March 19, 1997, by and between Access Pharmaceuticals, Inc. and the Registrant............
10.56*+         Amended and Restated Masopracol License Agreement, dated as of
                April   , 1997, by and between Access Pharmaceuticals, Inc. and the
                Registrant.........................................................
10.57*          Loan and Security Agreement, dated as of May 7, 1997, between
                MMC/GATX Partnership I and Registrant..............................
10.57A*         First Amendment to Loan and Security Agreement, dated as of June
                30, 1997, by and between Registrant and MMC/GATX Partnership No.
                I..................................................................
10.58*          Secured Promissory Note, dated May 16, 1997, issued in favor of
                MMC/GATX Partnership No. I.........................................
10.59*          Warrant, granted May 7, 1997, in favor of MMC/GATX Partnership No.
                I..................................................................
10.60*          Amendment to Warrants, dated May 7, 1997, MMC/GATX Partnership No.
                I and Registrant...................................................
10.61*          Engagement Agreement, dated April 17, 1997, by and between
                Registrant and Diaz & Altschul Capital, LLC........................
10.62*          Amendment to Engagement Agreement, dated June 30, 1997, by and between Registrant and Diaz & Altschul Capital, LLC................
10.63*          Form of Note Purchase Agreement, dated as of June 30, 1997, by and between Registrant and certain investors...........................
23.1*           Consent of Ernst & Young LLP, Independent Auditors.................
23.2*           Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)..............................................
24.1*           Power of Attorney (included in Part II of this Registration
                Statement under the caption "Signatures")..........................

---------------

* Filed herewith.

+Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, pursuant to an application for confidential treatment.

 (1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-55892 which was declared effective January 26, 1993.

 (2) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

 (3) Incorporated by reference to exhibits filed on July 23, 1993 with Registrant's Registration Statement on Form S-8, File No. 33-66450.

 (4) Incorporated by reference to exhibits filed on November 10, 1993 with Registrant's Registration Statement on Form S-1, File No. 33-71506.

 (5) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

 (6) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as amended.

 (7) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

 (8) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

 (9) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.

(10) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.

(11) Incorporated by reference to exhibits filed on June 30, 1997 with Registrant's Registration Statement on Form S-8, File No. 333-30365.

(12) Confidential treatment has been granted with respect to certain portions of these agreements.

(13) Management contract or compensation plan.